EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS
Strong Global Feed Segment and Diamond Green Diesel Performance
Continued Aggressive Debt Reduction

August 9, 2017 - IRVING, TEXAS - Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the 2017 second quarter ended July 1, 2017.

Second Quarter 2017 Overview

•	Revenue of $896.3 million, up 2.2%

•	Net income of $9.1 million, or $0.05 per GAAP diluted share

•	Adjusted EBITDA of $110.1 million

•	Strong balance sheet with debt reduction of $45 million

•	Global raw material volumes steady, up 1.4%

•	Mixed global pricing environment, strength in fats offset by weakness in proteins

•	Diamond Greed Diesel facility delivered expected performance and expansion continues to progress

For the second quarter of 2017, the Company reported net sales of $896.3 million, as compared with net sales of $877.3 million for the second quarter of 2016. Net income attributable to Darling for the three months ended July 1, 2017 was $9.1 million, or $0.05 per diluted share, compared to a net income of $32.0 million, or $0.19 per diluted share, for the second quarter of 2016. The decrease in net income for the second quarter 2017 is primarily due to weakness in our Food Ingredients segment, particularly the gelatin business, and the absence of the blenders tax credit, which was included in the second quarter 2016 but has not yet been reinstated for 2017.

Comments on the Second Quarter 2017

“We are pleased with second quarter performance across most of the segments in light of a mixed global pricing environment and headwinds in South America,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc. “Sequentially, the Feed segment delivered a very nice performance while the Food segment results were disappointing due to margin compression from rising raw material prices in our global gelatin business and ongoing macro-economic issues in Argentina. The Fuel segment excelled operationally in the midst of the stalled decision on the blenders tax credit. We remain optimistic that the political environment surrounding the biofuel industry today continues to support the Renewable Fuel Standard (RFS2) and the reinstatement of the blenders tax credit,” Mr. Stuewe commented.

“Additionally, our Board has approved the extension for an additional 24 months of our previously announced share repurchase program for up to $100 million to be exercised depending on market conditions,” added Mr. Stuewe.  “The repurchases may be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market.  Repurchases may occur over the next 24 months, unless extended or shortened by the Board of Directors,” concluded Mr. Stuewe.

Operational Update by Segment

•
Feed Ingredients - Margins held and the segment performed well supported by solid global raw material volumes, especially in Europe. North American protein markets were mixed with strong pet food demand offset by lagging

News Release August 9, 2017 Page 2

meat and bone meal pricing. Global fat markets remained firm with demand trending lower late in the quarter in concert with lower palm oil complex prices.

•
Food Ingredients - While Rousselot gelatin business showed steady performance in Europe, South American gelatin business continued to face headwinds with margin compression from rising raw material prices and ongoing macroeconomic issues. CTH casings business delivered improved results as the short hog supply in China drove strong demand for hog casings. Sonac edible fats held margins and contributed as expected despite a weakening global palm oil market.

•
Fuel Ingredients -Consistent performance led by Rendac and Ecoson with segment decline due to the absence of the blenders tax credit impacting North American biodiesel facilities. Ecoson bio-phosphate plant provided normalized results with slightly lower supply volumes while Rendac, our disposal rendering operations, leveraged strong volumes.

•
Diamond Green Diesel Joint Venture (DGD) - DGD executed well operationally, delivering on its financial profile and posted $0.61 EBITDA per gallon despite the lack of the blenders tax credit in 2017 versus 2016. Solid cash position and capacity expansion to 275 million gallons of annual production is tracking as planned for Q2 2018 completion.

Financial Update by Segment

Feed Ingredients	Three Months Ended		Six Months Ended
($ thousands)	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net sales	$549,119	$542,955	$1,101,743	$1,019,126
Selling, general and administrative expenses	43,506	43,319	88,973	88,570
Depreciation and amortization	44,354	42,119	88,073	86,496
Segment operating income	39,023	41,372	69,851	55,258
EBITDA	$83,377	$83,491	$157,924	$141,754
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Feed Ingredients operating income for the three months ended July 1, 2017 was $39.0 million, a decrease of $2.4 million or (5.8)% as compared to the three months ended July 2, 2016. Segment operating income was down in the three months ended July 1, 2017 as compared to the same period in fiscal 2016 due to higher depreciation from new plant locations that were not operating in the three months ended July 2, 2016.

•
Feed Ingredients operating income during the six months ended July 1, 2017 was $69.9 million, an increase of $14.6 million or 26.4% as compared to the six months ended July 2, 2016. Earnings for the Feed Ingredients segment were higher due to an overall increase in finished product prices, sales volumes and raw material volumes as compared to the same period in fiscal 2016.

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Food Ingredients	Three Months Ended		Six Months Ended
($ thousands)	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net sales	$279,827	$272,120	$547,615	$520,017
Selling, general and administrative expenses	26,788	20,455	51,847	44,214
Depreciation and amortization	18,184	17,736	35,785	34,440
Segment operating income	11,025	19,650	25,152	41,530
EBITDA	$29,209	$37,386	$60,937	$75,970
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Food Ingredients operating income was $11.0 million for the three months ended July 1, 2017, a decrease of $8.7 million or (44.2)% as compared to the three months ended July 2, 2016. The earnings in the gelatin business were down as compared to the prior year primarily due to the performance in the Company’s South American and North American markets. The Company’s South American gelatin business was the primary driver on the lower earnings and was impacted by margin compression influenced by rising raw material prices and continued macroeconomic factors. The Company’s North American gelatin business was influenced by higher raw material prices. The casings business delivered improved performance due to high demand in China that slightly offset lower earnings in the gelatin business. Additionally, selling, general and administrative expense in the Food Ingredients segment increased approximately $4.8 million primarily due to currency hedge losses in the three months ended July 1, 2017 as compared to currency hedge gains in the same period in fiscal 2016.

•
Food Ingredients operating income was $25.2 million for the six months ended July 1, 2017, a decrease of $16.3 million or (39.3)% as compared to the six months ended July 2, 2016. The earnings in the gelatin business were down as compared to the prior year primarily due to the performance in the Company’s South American market. Lower earnings in the Company’s South American gelatin business was due to margin compression influenced by rising raw material prices and macroeconomic factors. The casings business delivered improved performance due to high demand in China that slightly offset lower earnings in the gelatin business. Additionally, selling, general and administrative expense in the Food Ingredients segment increased approximately $6.3 million primarily due to a reduction of currency hedge gains in the six months ended July 1, 2017 as compared to the same period in fiscal 2016.

Fuel Ingredients	Three Months Ended		Six Month Ended
($ thousands)	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net sales	$67,402	$62,266	$127,062	$117,839
Selling, general and administrative expenses	2,902	1,804	6,193	3,654
Depreciation and amortization	7,715	7,184	14,560	14,103
Segment operating income	2,087	6,587	5,595	12,709
EBITDA	$9,802	$13,771	$20,155	$26,812
*EBITDA calculated by adding depreciation and amortization to segment operating income.
Results shown do not include the Diamond Green Diesel (DGD) 50% Joint Venture.

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•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients segment income for the three months ended July 1, 2017 was $2.1 million, a decrease of $4.5 million or (68.2)% as compared to the same period in fiscal 2016. For the three months ended July 1, 2017 the North American region results do not include the blenders tax credit, while fiscal 2016 included the blenders tax credit. Earnings in Rendac and Ecoson for the three months ended July 1, 2017 were unchanged as compared to the same period in the prior year.

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients segment income for the six months ended July 1, 2017 was $5.6 million, a decrease of $7.1 million or (55.9)% as compared to the same period in fiscal 2016. For the six months ended July 1, 2017, the North American region results do not include the blenders tax credit, while fiscal 2016 included the blenders tax credit.

Darling Ingredients Inc. and Subsidiaries
Consolidated Operating Results
For the Periods Ended July 1, 2017 and July 2, 2016
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	July 1,	July 2,	Favorable	July 1,	July 2,	Favorable
	2017	2016	(Unfavorable)	2017	2016	(Unfavorable)
Net sales	$896,348	$877,341	$19,007	$1,776,420	$1,656,982	$119,438
Costs and expenses:
Cost of sales and operating expenses	700,764	677,115	(23,649)	1,390,391	1,276,008	(114,383)
Selling, general and administrative expenses	85,531	76,158	(9,373)	173,448	157,627	(15,821)
Depreciation and amortization	72,990	69,531	(3,459)	144,104	141,787	(2,317)
Acquisition and integration costs	—	70	70	—	401	401
Total costs and expenses	859,285	822,874	(36,411)	1,707,943	1,575,823	(132,120)
Operating income	37,063	54,467	(17,404)	68,477	81,159	(12,682)
Other expense:
Interest expense	(22,446)	(23,980)	1,534	(44,126)	(47,881)	3,755
Foreign currency gain/(loss)	(2,111)	8	(2,119)	(2,375)	(2,595)	220
Other expense, net	(2,696)	(2,373)	(323)	(3,656)	(3,678)	22
Total other expense	(27,253)	(26,345)	(908)	(50,157)	(54,154)	3,997
Equity in net income of unconsolidated subsidiaries	8,260	13,852	(5,592)	8,966	19,495	(10,529)
Income before income taxes	18,070	41,974	(23,904)	27,286	46,500	(19,214)
Income taxes expense	7,742	7,983	241	9,560	9,846	286
Net income	10,328	33,991	(23,663)	17,726	36,654	(18,928)
Net income attributable to noncontrolling interests	(1,179)	(1,992)	813	(2,748)	(3,576)	828
Net income attributable to Darling	$9,149	$31,999	$22,850	$14,978	$33,078	$(18,100)
Basic income per share:	$0.06	$0.19	$(0.13)	$0.09	$0.20	$(0.11)
Diluted income per share:	$0.05	$0.19	$(0.14)	$0.09	$0.20	$(0.11)

Number of diluted common shares:	166,831	165,474		166,348	165,013

News Release August 9, 2017 Page 5

Darling Ingredients Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
July 1, 2017 and December 31, 2016
(in thousands)

	July 1,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$124,817	$114,564
Restricted cash	282	293
Accounts receivable, net	382,957	388,397
Inventories	359,635	330,815
Prepaid expenses	37,750	29,984
Income taxes refundable	6,387	7,479
Other current assets	13,101	21,770
Total current assets	924,929	893,302

Property, plant and equipment, less accumulated depreciation, net	1,584,735	1,515,575
Intangible assets, less accumulated amortization, net	703,182	711,927
Goodwill	1,271,927	1,225,893
Investment in unconsolidated subsidiaries	279,814	292,717
Other assets	48,239	43,613
Deferred income taxes	17,050	14,990
Total assets	$4,829,876	$4,698,017

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$19,370	$23,247
Accounts payable, principally trade	186,458	180,895
Income taxes payable	17,213	4,913
Accrued expenses	265,939	242,796
Total current liabilities	488,980	451,851

Long-term debt, net of current portion	1,727,553	1,727,696
Other non-current liabilities	96,916	96,114
Deferred income taxes	349,221	346,134
Total liabilities	2,662,670	2,621,795

Commitments and contingencies
Total Darling's stockholders' equity	2,064,302	1,972,994
Noncontrolling interests	102,904	103,228
Total stockholders' equity	2,167,206	2,076,222
	$4,829,876	$4,698,017

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Darling Ingredients Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Six Months Ended July 1, 2017 and July 2, 2016
(in thousands)
(unaudited)

	Six Months Ended
	July 1,	July 2,
Cash flows from operating activities:	2017	2016
Net income	$17,726	$36,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	144,104	141,787
Loss/(gain) on disposal of property, plant, equipment and other assets	(358)	827
Gain on insurance proceeds from insurance settlements	—	(356)
Deferred taxes	(11,205)	(1,812)
Increase/(decrease) in long-term pension liability	1,362	(1,596)
Stock-based compensation expense	11,003	5,067
Write-off deferred loan costs	340	57
Deferred loan cost amortization	4,366	5,600
Equity in net income of unconsolidated subsidiaries	(8,966)	(19,495)
Distribution of earnings from unconsolidated subsidiaries	25,806	25,994
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	17,705	(20,081)
Income taxes refundable/payable	12,857	1,559
Inventories and prepaid expenses	(21,952)	(19,501)
Accounts payable and accrued expenses	16,594	30,989
Other	(11,834)	(17,460)
Net cash provided by operating activities	197,548	168,233
Cash flows from investing activities:
Capital expenditures	(127,824)	(109,406)
Acquisitions, net of cash acquired	(12,369)	(8,511)
Investment of unconsolidated subsidiaries	(2,250)	—
Gross proceeds from disposal of property, plant and equipment and other assets	3,603	2,404
Proceeds from insurance settlement	3,301	1,537
Payments related to routes and other intangibles	(4,635)	—
Net cash used by investing activities	(140,174)	(113,976)
Cash flows from financing activities:
Proceeds from long-term debt	16,405	17,277
Payments on long-term debt	(67,974)	(59,255)
Borrowings from revolving credit facility	80,000	41,000
Payments on revolving credit facility	(80,327)	(47,207)
Net cash overdraft financing	(1,077)	—
Deferred loan costs	(1,177)	—
Issuance of common stock	22	143
Repurchase of common stock	—	(5,000)
Minimum withholding taxes paid on stock awards	(2,091)	(1,812)
Excess tax benefits from stock-based compensation	—	(413)
Distributions to noncontrolling interests	(2,135)	—
Net cash used by financing activities	(58,354)	(55,267)
Effect of exchange rate changes on cash	11,233	1,941
Net increase in cash and cash equivalents	10,253	931
Cash and cash equivalents at beginning of period	114,564	156,884
Cash and cash equivalents at end of period	$124,817	$157,815
Supplemental disclosure of cash flow information:
Accrued capital expenditures	$(5,445)	$(3,684)
Cash paid during the period for:
Interest, net of capitalized interest	$38,688	$41,813
Income taxes, net of refunds	$7,986	$11,799
Non-cash financing activities:
Debt issued for assets	$—	$10
Contribution of assets to unconsolidated subsidiary	$—	$2,674

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Selected financial information for the Company’s Diamond Green Diesel Joint Venture is as follows:

Diamond Green Diesel Joint Venture
Condensed Consolidated Balance Sheets
June 30, 2017 and December 31, 2016
(in thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets:
Total current assets	$216,993	$268,734
Property, plant and equipment, net	371,355	354,871
Other assets	7,291	12,164
Total assets	$595,639	$635,769

Liabilities and members' equity:
Total current portion of long term debt	$17,023	$17,023
Total other current liabilities	24,112	23,200
Total long term debt	45,242	53,753
Total other long term liabilities	435	418
Total members' equity	508,827	541,375
Total liabilities and members' equity	$595,639	$635,769

Diamond Green Diesel Joint Venture
Operating Financial Results
Three Months and Six Months Ended June 30, 2017 and June 30, 2016
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	June 30,	June 30,	Favorable	June 30,	June 30,	Favorable
	2017	2016	(Unfavorable)	2017	2016	(Unfavorable)
Revenues:
Operating revenues	$150,786	$132,226	$18,560	$276,183	$203,994	$72,189
Expenses:
Total costs and expenses less depreciation, amortization and accretion expense	125,975	95,565	(30,410)	241,297	148,074	(93,223)
Depreciation, amortization and accretion expense	8,021	7,547	(474)	16,134	12,925	(3,209)
Total costs and expenses	133,996	103,112	(30,884)	257,431	160,999	(96,432)
Operating income	16,790	29,114	(12,324)	18,752	42,995	(24,243)
Other income	328	70	258	551	85	466
Interest and debt expense, net	(861)	(1,928)	1,067	(1,851)	(4,742)	2,891
Net income	$16,257	$27,256	$(10,999)	$17,452	$38,338	$(20,886)

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Darling Ingredients Inc. reports Adjusted EBITDA results, which is a Non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP) (for additional information, see “Use of Non-GAAP Financial Measures” included later in this media release). The Company believes that Adjusted EBITDA provides additional useful information to investors. Adjusted EBITDA, as the Company uses the term, is calculated below:

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA
Three and six months ended July 1, 2017 and July 2, 2016

	Three Months Ended - Year over Year		Six Months Ended - Year over Year
Adjusted EBITDA	July 1,	July 2,	July 1,	July 2,
(U.S. dollars in thousands)	2017	2016	2017	2016

Net income attributable to Darling	$9,149	$31,999	$14,978	$33,078
Depreciation and amortization	72,990	69,531	144,104	141,787
Interest expense	22,446	23,980	44,126	47,881
Income tax expense	7,742	7,983	9,560	9,846
Foreign currency loss/(gain)	2,111	(8)	2,375	2,595
Other expense, net	2,696	2,373	3,656	3,678
Equity in net (income) of unconsolidated subsidiaries	(8,260)	(13,852)	(8,966)	(19,495)
Net income attributable to noncontrolling interests	1,179	1,992	2,748	3,576
Adjusted EBITDA	$110,053	$123,998	$212,581	$222,946
Acquisition and integration-related expenses	—	70	—	401
Pro forma Adjusted EBITDA (Non-GAAP)	$110,053	$124,068	$212,581	$223,347
Foreign currency exchange impact (1)	1,973	—	3,805	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$112,026	$124,068	$216,386	$223,347

DGD Joint Venture Adjusted EBITDA (Darling's share)	$12,406	$18,331	$17,443	$27,960

(1) The average rates assumption used in the calculation was the actual fiscal average rate for the three months ended July 2, 2016 of €1.00:USD$1.13 and
CAD$1.00:USD$0.78 as compared to the average rate for the three months ended July 1, 2017 of €1.00:USD$1.10 and CAD$1.00:USD$0.74, respectively.
The average rates assumption used in the calculation was the actual fiscal average rate for the six months ended July 2, 2016 of €1.00:USD$1.12 and
CAD$1.00:USD$0.75 as compared to the average rate for the six months ended July 1, 2017 of €1.00:USD$1.08 and CAD$1.00:USD$0.75, respectively.

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About Darling
Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://www.darlingii.com.

Darling Ingredients Inc. will host a conference call to discuss the Company’s second quarter 2017 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Thursday, August 10, 2017. To listen to the conference call, participants calling from within North America should dial 844-868-8847; international participants should dial 412-317-6593. Please refer to access code 10109759. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through October 17, 2017, by dialing 877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 412-317-0088 (international callers). The access code for the replay is 10109759. The conference call will also be archived on the Company’s website.
Use of Non-GAAP Financial Measures:
Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes that were outstanding at July 1, 2017. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs, non-cash charges and cash dividends from the DGD Joint Venture. Additionally, the Company evaluates the impact of foreign exchange impact on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

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Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc., including its Diamond Green Diesel joint venture, and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” “assumption,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company's indebtedness or other purposes; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, or otherwise; reduced demand for animal feed; reduced finished product prices, including a decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2), low carbon fuel standards (LCFS) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H5N1 flu, bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions and issues related to the announced expansion project; difficulties or a significant disruption in our information systems or failure to implement new systems and software successfully, including our ongoing enterprise resource planning project; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; uncertainty regarding the likely exit of the U.K. from the European Union; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company's results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-717-0300